                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

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[_]  Definitive Additional Materials

[X]  Soliciting Material Under Rule 14a-12

                          Willamette Industries, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
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

                             Willamette Industries
--------------------------------------------------------------------------------
                                Investor Update

                                  February 2001

--------------------------------------------------------------------------------

Investors are urged to read the proxy statement that will be filed by Willamette in connection with the 2001 annual meeting of shareholders when it becomes available, as well as any solicitation/recommendation statement that has been or may be filed by Willamette, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain a free copy of them at the SEC's Internet web site at www.sec.gov. These documents may also be obtained for free (when available) from Willamette by directing such request to: Willamette Industries, Inc., Attention: Investor Relations, 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201, telephone: (503) 227-5581, or MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or at (212) 929-5500 (collect) or by e-mail at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Willamette's shareholders is available in the Soliciting Materials on Schedule 14A filed by Willamette with the SEC on January 3, 2001.

Our  Perspective on Our Situation
-------------------------------------------------------------------------------

 .    We continue to outperform the sector, and the gap is widening

 .    Strong price appreciation in the sector and relative outperformance suggest we would be trading at levels well above where we were in November

 .    We have met with Weyerhaeuser four times in the past; they have said nothing new in the past three months

 .    Review of their hostile proposal:

        . Undervalues the premier forest products franchise
        . Different cultures and hostile actions impact integration
        . Questionable proposed slate of Directors
        . The rhetoric of negotiating in this context is illogical
--------------------------------------------------------------------------------
       We are confident in our future as an independent company and expect to continue to deliver superior returns for our shareholders
--------------------------------------------------------------------------------

 . Our fundamentals are different and we continue to prove we are the low-cost producer.

 . We have consistently led the industry by most key financial metrics and are well-positioned to continue to outperform the competition, which should ultimately be reflected in our share price.

 . Dramatic culture differences -- they are large and bureaucratic; we are nimble and decentralized.

 . They keep asking us to meet to discuss their proposal

      . We understood their inadequate, all-cash offer

      . They know our business and strategy very well -- Steve Rogel worked here for 25 years

 . This process has become an unwelcome distraction. There are many companies with similar businesses that would welcome a proposal -- why doesn't Weyerhaeuser go talk to them?

Our Successful Strategy . . .
--------------------------------------------------------------------------------


          Top-Line Growth                        Margin Expansion

 . Strategic acquisitions                   . Low-cost producer

 . Selective capital expansion              . Continuous improvement operating
                                                philosophy
 . Balanced business mix dampens
     the impact of price volatility         . Operational efficiency



                             Superior Stability and
                            Powerful Earnings Growth
-------------------------------------------------------------------------------

 .    Willamette has a unique strategy and business philosophy driven by better basic operating fundamentals, which generate exceptional financial results and superior shareholder returns.

 .    Willamette is one of the lowest-cost producers and employs a unique market-driven production strategy: we develop a market for our products before adding capacity. Therefore, when capacity is added, we displace external purchases with low cost internal production.

 .    Willamette will pursue very selective capital expansions or acquisitions, subject to a stringent capital allocation test (greater than 15% IRR) and has developed an expertise in low-cost construction.

 .    Willamette enjoys lower earnings volatility than its competitors:

        . Balanced portfolio of low-cost business segments.

        . Most vertically-integrated company in the industry.

 .    Strong, entrepreneurial, results-oriented, cost-focused culture.

 .....Drives Industry-Leading Performance
--------------------------------------------------------------------------------


                                    [GRAPH]

                                 EPS Growth (%)

                                                                     Large Cap
                                                 S&P Paper &         Industry
                                     WLL    Forest Products Index    Composite

Q4 1999 - Q4 2000 (Year-Over-Year)   8%           (26)%                (42)%

Q3 2000 - Q4 2000 (Sequential)       5%           (28)%                (46)%


S&P Paper & Forest Products data exclude Louisiana-Pacific and Potlatch, whose data was not meaningful for the periods depicted

Large Cap Composite includes International Paper, Georgia-Pacific and Weyerhaeuser.

Earnings comparisons adjust results for non-recurring items

--------------------------------------------------------------------------------

 . Willamette continued its superior performance in the fourth quarter of 2000, producing excellent earnings even in a difficult market environment.

 . None of the "Big 3" forest products companies (International Paper,
  Weyerhaeuser, Georgia-Pacific) were able to generate sequential EPS growth from the third quarter to the forth.

Widening Performance Gap...
--------------------------------------------------------------------------------

                                    [GRAPH]
                               EBITDA Margins (%)


                      Industry Composite              WLL

1990                       17.7%                      18.2%
1991                       14.5%                      14.7%
1992                       14.3%                      15.7%
1993                       14.4%                      17.2%
1994(a)                    16.0%                      19.4%
1995                       21.4%                      29.5%
1996                       16.1%                      20.4%
1997(b)                    12.9%                      16.1%
1998                       15.1%                      17.1%
1999                       16.6%                      20.0%
2000(c)                    16.0%                      20.8%


Industry composite includes Boise Cascade, Bowater, Chesapeake, Georgia-Pacific, International Paper, Longview Fibre, Louisiana-Pacific, Mead, Potlatch, Smurfit-Stone, Temple-Inland, Westvaco and Weyerhaeuser.
Source: Company reports/Factset

(a) Bill Swindells retired as CEO in 1994.
(b) Steve Rogel left Willamette in 1997.
(c) Reflects latest publicly available information. Depreciation and amortization expense for certain companies are annualized based on YTD 9/30/00 if full year data is unavailable.

--------------------------------------------------------------------------------

 . Williamette is a highly-efficient, low-cost manufacturer that has outperformed its peers in terms of return on sales, assets, equity and capital employed.

 . EBITDA margins consistently have been substantially higher than the industry average over the last ten years and that trend has widened in the last two years.

 ...Generates Increasingly Higher Returns
--------------------------------------------------------------------------------

                                    [GRAPH]

                          Return on Average Assets (%)

                      Industry Composite               WLL

1990                        3.8%                       7.2%
1991                        1.3%                       2.2%
1992                        1.4%                       3.4%
1993                        1.4%                       4.2%
1994(a)                     2.9%                       6.1%
1995                        6.4%                      16.0%
1996                        2.3%                       4.7%
1997(b)                     1.0%                       1.5%
1998                        0.9%                       1.9%
1999                        2.7%                       5.5%
2000(c)                     2.8%                       7.0%


Return on Average Assets = Net Income/Average Assets
Composite includes Boise Cascade, Bowater, Chesapeake, Georgia-Pacific, International Paper, Longview Fibre, Louisiana-Pacific, Mead, Potlatch, Smurfit-Stone, Temple-Inland, Westvaco and Weyerhaeuser.
Source: Company reports/Factset

(a) Bill Swindells retired as CEO in 1994.
(b) Steve Rogel left Willamette in 1997.
(c) Reflects latest publicly available information; average assets calculation uses 9/30/00 data where 12/31/00 balance sheets are unavailable.

--------------------------------------------------------------------------------

 . Over the past ten years, Willamette has demonstrated its ability to generate higher returns on assets than its peers.

 . The disparity between Willamette and its peers narrowed during the 1997-98 period, primarily as a result of the Cavenham timberlands acquisition, which significantly increased average assets and interest expense. The spread relative to the industry is widening again, due to our continued superior performance.

Their Offer Dramatically Undervalues Willamette
Industry Stock Prices Have Rallied
--------------------------------------------------------------------------------


[Graph illustrating rising industry composite stock prices between 11/10/2000 and 2/8/2001]

Industry composite includes Boise Cascade, Georgia-Pacific, International Paper, Louisiana-Pacific, Smurfit-Stone, Temple-Inland and Weyerhaeuser.

Source: Muller, Factset
--------------------------------------------------------------------------------


* Since November 10 (the last trading day before Weyerhaeuser made public its hostile offer) a composite of shares of other forest products companies selected to reflect Willamette's grade mix has appreciated by 19%, driven in part by stronger long-term fundamentals and increased investor interest in basic materials stocks.

* We were trading at $34.75 at that time and have reported stronger results than our competitors since then.

Their Offer Dramatically Undervalues Willamette
Earning Estimates Have Declined...
--------------------------------------------------------------------------------

                                    [GRAPH]

             Earnings per Share ($)

       IBES FY 2001 EPS     Current IBES         % Decrease
       estimates as           FY 2001 EPS         in 2001
       of 11/10/2000                             Estimates


WLL       3.80                 3.20                 (16%)
BCC       2.78                 1.74                 (37%)
GP        4.50                 1.32                 (71%)
IP        3.50                 1.50                 (57%)
LPX       0.60                -0.40                (167%)
SSCC      2.08                 1.02                 (51%)
TIN       5.10                 3.08                 (40%)
WY        4.83                 3.50                 (28%)

Source: Factset, IBES

Current estimates are as of February 8, 2001

--------------------------------------------------------------------------------



 . Research analysts' 2001 EPS estimates for this group of close comparables have decreased by an average of 63% since November.

 . Willamette's 2001 consensus estimate has declined by just 16%, reflecting its diversified business mix and low-cost position across all product lines.

 . We just completed the second best year in our history ($949 million EBITDA).
  Although the outlook for 2001 is mixed, economic indicators and analysts' estimates point to strengthening in 2002 and beyond, confirming our belief that Weyerhaueser is attempting to buy us at a bargain basement price.

 . Our 2002 EPS estimate from IBES is $3.93.

Their Offer Dramatically Undervalues Williamette
 ...Implying P/E Multiple Expansion
--------------------------------------------------------------------------------

                                    [GRAPH]

                       P/E Multiples as of Nov. 10, 2000

                        Price/2001 Earnings Multiple

               P/E Mulitple as of 11/10/2000          Average excl. WLL

WLL                        9.1x                              8.9x
BCC                       10.5x                              8.9x
IP                        10.3x                              8.9x
WY                         8.9x                              8.9x
TIN                        8.6x                              8.9x
SSCC                       6.0x                              8.9x
GP                         5.9x                              8.9x

                                    [GRAPH]

                        P/E Multiples as of Feb. 8, 2001

                        Price/2001 Earnings Multiple

               P/E Mulitple as of 2/8/2001            Average excl. WLL

IP                        24.6x                             18.5x
GP                        22.7x                             18.5x
BCC                       18.6x                             18.5x
TIN                       16.0x                             18.5x
WY                        14.9x                             18.5x
SSCC                      14.1x                             18.5x

--------------------------------------------------------------------------------

- The combination of sector stock price appreciation and reduced earnings estimates have dramatically increased the implied price/earnings ratios in the sector.

- The average and median multiples have increased from 8.9x and 8.8x to 18.5x and 17.3x, respectively.

- Based on this multiple expansion, we believe Willamette shares should be trading at a level well above where we were in November, before this all started.

Their Offer Dramatically Undervalues Willamette
Inadequate Implied Benchmarks
--------------------------------------------------------------------------------

                                      Stora-Enso/          Selected Transaction
Benchmark (a)            Proposal    Consolidated Papers       Average (b)
--------------------------------------------------------------------------------

Premiums to (c):
    Market                  36%               69%                 53%
    52-week High            (1)               34                  20
    All-Time High           (6)               28                  17

Enterprise Value/EBITDA
    Latest Twelve Months   7.2x             14.0x               11.5x
    Peak                   6.1              10.3                 7.1
    5-year Average         8.5              12.4                10.5

(a) Represents one of many approaches which can be used to assess value
(b) Average includes Stora-Enso/Consolidated Papers, International Paper/Champion, and International Paper/Union Camp transactions.
(c) As of November 10, 2000. Reflects closing prices.

--------------------------------------------------------------------------------


 . The implied premium to market is misleading due to recent price appreciation in the sector.

 . Premiums paid in comparable industry deals well exceed the proposal:

          . Stora Enso paid a 69% premium (relative to the day prior to the announcement) for Consolidated, another highly-regarded company and a 28% premium to Consolidated's all-time high.

          . Proposal values Willamette at a discount (1%) to its 52-week high and a 6% discount to its all time high.

 . The multiples of cash flow implied in the Weyerhaeuser offer also fall well short of precedent transactions.

Value Enhancing Initiatives Underway
--------------------------------------------------------------------------------



 . Mexican Corrugated Acquisition (6/00)

 . French Particleboard Expansion (12/00)

 . Particleboard Start-up (7/01)

 . Kingsport Modernization (10/02; 1/04)

 . Port Wentworth Pulp Mill Start-up (9/00)

 . Corrugated Start-ups (1 in 2000; 3 in 2001)

 . Cogeneration Facility Installations
   (Albany - 2000; Kentucky - 2001)

 . Integration of Cavenham Timberlands



                                    [GRAPH]

                                    Incremental EBITDA*
                                   (Dollars in Millions)

                        2001 E              $ 90
                        2002 E              $165
                        2003 E              $225
                        2004 E              $340

* Based on today's pricing.

--------------------------------------------------------------------------------
 . Over the last three years, the Company has made a number of key strategic investments aimed at seizing market opportunity and improving earnings growth.

 . Based on today's pricing environment, if all of the value enhancing initiatives were complete, they would add in excess of $340 million to EBITDA (the equivalent of approximately 35% of 2000 EBITDA). Full benefits are expected to be realized in 2004.

 . Excluding the Cavenham acquisition, these initiatives total approximately
  $950 million -- about 40% has already been spent, with the remainder to be spent over the next 3 years.

Our Thoughts on Weyerhaeuser's Hostile Offer
--------------------------------------------------------------------------------

 . We have met with Weyerhaeuser four times to discuss their prior inadequate proposals (6/98, 9/98, 8/00, 8/00)

 . Our Board has considered and rejected each proposal as not in the best interest of our shareholders

 . Their current offer of $48 per share in cash, which has been outstanding and unchanged for 3 months, needs no clarification

 . Weyerhaeuser is running a slate of questionable directors for our board

 . They have previously detailed much higher synergy estimates than they are indicating now

 . Weyerhaeuser says their offer is compelling. We agree that it is compelling: for their shareholders, at the expense of ours
              ----------------------------------------------

 . We are not for sale, and negotiating in this context does not make sense

Who are they Proposing for our Board?
--------------------------------------------------------------------------------


                                    Former       Any Public
                                   WY Board    Company Board
  Name                              Member?      Experience?      WY Relationship and Tenure
======================================================================================================
  John W. Creighton, Jr.            Yes             Yes           Retired CEO and Director
                                                                   (1970-1998)
                                                                   Hired Steve Rogel

  Robert C. Lane                     No             No            Retired VP and General Counsel
                                                                   (1969-1997)

  Thomas M. Luthy                    No             No            Retired Senior VP - Wood Products
                                                                   (1968-1999)

  Evelyn Cruz Sroufe                 No             No            Perkins Coie - WY Outside Counsel
                                                                   (1979-1998)



Source: Bloomberg, proxy statements and annual reports

--------------------------------------------------------------------------------

 . Weyerhaeuser has proposed a very questionable slate of directors for our Board.

 . Just one of the four was deemed qualified for their Board -- the remaining three have no public company director experience at all.

 . Each has a strong tie to Weyerhaeuser, best exemplified by Creighton, who recruited and hired Steve Rogel.

Who Would Weyerhaeuser's Nominees Represent?
--------------------------------------------------------------------------------


    Hostile         Acquiror       Out of pocket      Charitable        Cash
    Raider        Relationship       expenses          donation      compensation    Indemnification
  Weyerhaeuser         x                x                              $25,000               x
----------------------------------------------------------------------------------------------------
  Allied Signal        x                x                                                    x
----------------------------------------------------------------------------------------------------
  Bausch&Lomb                           x              $10,000                               x
----------------------------------------------------------------------------------------------------
  Chesapeake                            x              $25,000                               x
----------------------------------------------------------------------------------------------------
  Hilton                                x              $25,000                               x
----------------------------------------------------------------------------------------------------
  Philips              x                x                                                    x
  Electronics
----------------------------------------------------------------------------------------------------
  Pfizer                                x                                                    x
----------------------------------------------------------------------------------------------------
  Western              x                x                                                    x
  Resources

Represents domestic hostile transactions over $500mm during the past 5 years where the acquiror proposed a slate of directors.
-------------------------------------------------------------------------------

 . Weyerhaeuser's close relationship with their nominees is illustrated by their highly unusual compensation scheme -- all are being paid directly by Weyerhaeuser, and three receive pension and retirement benefits.

 . How can these four appropriately represent our shareholders when they are receiving compensation from a competitor?

Our Independent Future is Bright
--------------------------------------------------------------------------------


 . Proven Track Record of Delivering Shareholder Value

 . Significant Benefits Yet to be Realized

 . Well-Positioned to Continue Outperforming the Industry

 . Strong Performance and Recent Industry Stock Price Appreciation

 . Confident in Our Ability to Deliver Future Value to Shareholders
-------------------------------------------------------------------------------

 * Over the past ten years, the Company has consistently delivered excellent value for shareholders, significantly exceeding its peer group and exceeding the broader market. $1000 invested in Willamette in October of 1990 would have been worth $5,976 before Weyerhaeuser's hostile proposal was made public, versus $2,670 if it were invested in the S&P Paper and Forest index, and $5,898 if it were invested in the S&P 500 (despite a very difficult decade for the industry and an extraordinarily good performance for the S&P 500).

 * Key strategic initiatives already underway are projected to increase EBITDA by $340 million by 2004.

 * Our unique fundamentals -- cost position and product balance -- should allow us to continue to generate superior returns, and the spread between our returns and those of the competition should continue to increase.

 * Based on sector stock price appreciation and increased P/E ratios, strong fundamentals and continued superior performance we believe we now would be trading well above where we were when Weyerhaeuser started all this.

--------------------------------------------------------------------------------


                                  Business and
                               Operations Review

Continued Superior Growth and Profitability
--------------------------------------------------------------------------------


                                     EBITDA
                                     ------

                                    [GRAPH]

                   EBITDA ($ in millions)      Margin (%)

1996                   $698                      20.4%
1997                   $565                      16.1%
1998                   $634                      17.1%
1999                   $854                      20.0%
2000                   $968                      20.8%



                                      EPS
                                      ---

                                    [GRAPH]



                     EPS ($)

1996                   $1.73
1997                   $0.65       CAGR 16.8%
1998                   $0.80
1999                   $2.38
2000                   $3.22






Note: Excludes non-recurring items

Balanced Portfolio of Profitable Businesses
Operating Earnings($ in millions)
--------------------------------------------------------------------------------

                               Quarterly Comparison           Annual Comparison

                                Q4 2000     Q4 1999          FY 2000     FY 1999
                                -------     -------          -------     -------

       Brown Paper               $104         $73              $355        $225

       White Paper                 43          61               208         119

       Building Materials          23          39               137         254

       Corporate                  (11)        (11)              (47)        (48)
                                -----------------------  -----------------------
       Total                      159         162               653         550

Note: Excludes non-recurring items

Brown Paper Review and Outlook
--------------------------------------------------------------------------------

       2000 Performance                                  Outlook

 . Domestic corrugated shipments       . Industry-wide volume growth expected
  increased 1.4% versus 1999,           to be flat-to-down, while we anticipate
  compared to an industry decline       an increase
  of 0.9%
                                      . $15-20 per ton decrease in medium and
 . Operating earnings increased 58%      liner pricing
  versus 1999
                                      . Box prices appear stable, except for
 . Box plants have outperformed the      some national contracts -- to which we
  industry by over $3 per MSF sold      have less exposure than others

 . Self generation significantly       . Will take downtime, if necessary to
  mitigates impact of rising energy     maintain inventory levels
  costs
                                      . California energy crisis has impacted
 . Low-cost linerboard mills at          January production levels
  Campti, LA and Albany, OR
                                      . Resolution of Campti labor concerns

White Paper Review and Outlook
--------------------------------------------------------------------------------

       2000 Performance                               Outlook

 . Cut-sheets shipments increased          . Price increases implemented in
  12.5% versus 1999, while the industry     October have realized $25-30/ton;
  was down slightly                         January increases appear uncertain

 . Operating earnings increased 75%        . IP's announced closure of 820,000
  versus 1999                               tons of uncoated free sheet capacity
                                            should strengthen market
 . Inventory levels were normal while
  order file at year-end was solid        . Hardwood pulp markets softening on a
                                            worldwide basis; Port Wentworth
 . Average production per machine was        producing softwood pulp to supply
  the highest in the industry               WLL system

BMG Review and Outlook
--------------------------------------------------------------------------------

         2000 Performance                              Outlook

 . Prices at or near 10-year lows        . Low point in cycle; Willamette's
  in lumber, plywood and OSB              strength in particleboard, medium
                                          density fiberboard and log exports
 . Although performance was down, WLL      help mitigate the impact
  fared better than the industry
  because of its fee-timber base and    . Significant downtime bringing
  distribution strategy                   supply into balance with demand

 . BMG profitable in 2000, compared      . Market improvement in late 2001 due
  to losses by many competitors           to interest rate declines and
                                          economic outlook